ENERGY MERCHANT CORPORATION CHIEF ECONOMIST, ED SILLIERE, JOINS ECONOMIC CONTRARIAN, MIKE NORMAN, ON THE ECONOMIC CONTRARIAN ON VOICEAMERICA BUSINESS INTERNET TALK RADIO

PHOENIX, Ariz--Dec. 29 , 2004-- SurfNet Media Group (OTCBB: SFNM) announced today that Energy Merchant Chief Economist and Vice President of Risk Management, Ed Silliere , will discuss current oil prices on American energy consumption habits on THE ECONOMIC CONTRARIAN, hosted by Mike Norman, on Wednesday, December 29, 2004 at 3 PM Eastern (Noon Pacific), on VoiceAmerica Business (http://www.business.voiceamerica.com/).

Using risk management tools, The Energy Merchant Corporation is engaged in merchandizing, marketing and distributing heating oil, diesel fuel, gasoline, jet fuel and natural gas. Customers include Fortune 500 companies, end-users, fleet owners, resellers and retail operations. Mr. Silliere joined Energy Merchant Corporation from Dow Jones Newswires where he managed the Dow Jones Energy service and developed the Dow Jones Electricity Indexes. Prior to Dow Jones, he was an energy broker and trader with Elders IXL, E. F. Hutton and Gill and Duffus.

Hosted by Mike Norman every Wednesday at 3PM Eastern (Noon Pacific), THE ECONOMIC CONTRARIAN provides a unique contrarian perspective on stocks, bonds, interest rates, currencies, commodities and policy. An international economist, Mike has been an active trader, money manager, broker, and market analyst since 1980 and was a member of four U.S. futures exchanges. He is currently a Fox News Business Contributor, can be seen regularly on THE COST OF FREEDOM and writes for the NEW YORK POST . Cutting edge, contemporary and ripped from the headline commentary makes THE ECONOMIC CONTRARIAN exciting and not-to-be-missed.

To access the show, log on to http://www.business.voiceamerica.com/. Listeners with questions, comments or opinions are encouraged to call in live, toll-free at 1-866-233-7861. Additional information is available at http://www.contrarian-update.com/ and http://www.business.voiceamerica.com/.
SurfNet Media Group (http://www.surfnetmedia.com/) is an Internet digital entertainment media publisher producing and broadcasting live and on-demand talk radio content streamed globally 24/7. SurfNet produces and broadcasts over 100 talk programs weekly on its channels, VoiceAmerica (http://www.voice.voiceamerica.com/), VoiceAmerica Business
(http://www.business.voiceamerica.com/), and VoiceAmerica Health & Wellness (http://www.health.voiceamerica.com/). SurfNet enables sponsors to deliver cost-effective advertising content to targeted audiences.